Exhibit 99.1

ON THE BARRELHEAD, INC.
FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2021

Independent Auditor’s Report
To the Board of Directors
On the Barrelhead, Inc.

Opinion

We have audited the financial statements of On the Barrelhead, Inc. (the “Company”), which comprise the balance sheet as of December 31, 2021, and the related statements of income, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of On the Barrelhead, Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

<#>

In performing an audit in accordance with GAAS, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.

•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

June 28, 2022

ON THE BARRELHEAD, INC.
BALANCE SHEET
DECEMBER 31, 2021

ASSETS

Current Assets
Cash	$4,909,095
Accounts receivable	7,293,163
Prepaid expenses and other current assets	2,800
Total Current Assets	12,205,058

Equipment, Net	38,137
Total Assets	12,243,195

LIABILITIES

Current Liabilities
Accounts payable	4,026,445
Accrued expenses	175,790
Total Current Liabilities	4,202,235

Deferred Income Taxes	1,160,096
Total Liabilities	5,362,331

STOCKHOLDERS' EQUITY

Common Stock, $0.0001 par value; 11,000,000 shares authorized; 9,000,000 shares issues and outstanding	90
Additional Paid In Capital	257,635
Retained Earnings	6,623,139
Total Stockholders' Equity	6,880,864
Total Liabilities and Stockholders' Equity	$12,243,195
See Accompanying Notes to the Financial Statements

ON THE BARRELHEAD, INC.
STATEMENT OF INCOME
YEAR ENDED DECEMBER 31, 2021

Net Revenues	$38,056,006
Costs and Expenses:
Cost of revenue	847,316
General and administrative	6,304,730
Sales and marketing	25,505,421
Research and development	28,151
Total Operating Expenses	32,685,618
Income from Operations	5,370,388

Other Income (Expense)
Paycheck Protection Program loan forgiveness	517,025
Total Other Income (Expense)	517,025

Net Income Before Income Taxes	5,887,413

Income Tax Expense	(1,276,059)
Net Income	$4,611,354

See Accompanying Notes to the Financial Statements

ON THE BARRELHEAD, INC.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
YEAR ENDED DECEMBER 31, 2021

					Total
	Common Stock		Additional Paid In		Stockholders'
	Shares	Amount	Capital	Retained Earnings	Equity
Balance, January 1, 2021	9,000,000	$90	$135,057	$2,011,785	$2,146,932
Stock-based compensation	—	—	122,578	—	122,578
Net Income	—	—	—	4,611,354	4,611,354
Balance, December 31, 2021	9,000,000	$90	$257,635	$6,623,139	$6,880,864

See Accompanying Notes to the Financial Statements

ON THE BARRELHEAD, INC.
STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2021

Cash flows from operating activities:
Net income	$4,611,354
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	7,750
Stock-based compensation	122,578
Deferred income taxes	987,905
Payment Protection Program loan forgiveness	(517,025)
Decrease (increase) in operating assets:
Accounts receivable	(4,816,847)
Prepaid expenses and other current assets	2,200
Increase (decrease) in operating liabilities:
Accounts payable	2,510,082
Accrued expenses	(287,348)
Net cash flows from operating activities	2,620,649

Cash flows from investing activities:
Investment in equipment	(28,629)
Net cash flows from investing activities	(28,629)

Cash flows from financing activities:
Proceeds from Payment Protection Program loan	264,225
Net cash flows from financing activities	264,225
Net increase in cash	2,856,245
Cash, beginning of period	2,052,850
Cash, end of period	$4,909,095
Cash paid for income taxes	$19,108

See Accompanying Notes to the Financial Statements

ON THE BARRELHEAD, INC.
NOTES TO THE FINANCIAL STATEMENTS
(1) Summary of Significant Accounting Policies

Nature of Operations
On the Barrelhead, LLC was organized as a limited liability company in the State of Colorado in October 2017 for the purpose of developing a robo-advisor for consumer debt. It currently operates as a marketing lead generator in certain consumer finance verticals.

In July 2019, the members elected to convert On the Barrelhead, LLC to a corporation, On the Barrelhead, Inc. (the “Company”) in the State of Delaware.

Use of Estimates
The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates include valuation of the Company’s stock, stock options, and deferred tax liability.

Cash
The Company considers all highly liquid investments with original maturities of three months or less, at the time of purchase, to be cash. The Company places its temporary cash investments with high credit quality institutions. At times, such investments may be in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limit.

Accounts Receivable
The Company grants credit to all qualified customers. Accounts receivable are carried at cost less an allowance for losses, if an allowance is deemed necessary. The Company does not accrue finance or interest charges. On a periodic basis, the Company evaluates its receivables and determines the requirement for an allowance for losses, based on historical write-offs, collections, and current credit conditions. An accounts receivable balance is written off when it is determined that all reasonable collection efforts have been exhausted. The Company has not recorded an allowance for the year ended December 31, 2021.

Equipment
Equipment is stated at cost. Depreciation is computed using the straight-line method over the following estimated useful lives:

Assets	Useful Lives
Office Equipment	5 Years
Computer Equipment	5 Years
Automobile	5 Years

Expenditures for renewals or betterments that materially extend the useful life of an asset or increase its productivity are capitalized in the equipment account. Expenditures for maintenance and repairs that do not extend asset lives or improve productivity are charged to the appropriate expense accounts as incurred. When assets are sold, retired, or otherwise disposed of, the cost and related accumulated depreciation are eliminated from the accounts and a gain or loss is recognized.

ON THE BARRELHEAD, INC.
NOTES TO THE FINANCIAL STATEMENTS
(1) Summary of Significant Accounting Policies (continued)

Long-lived Assets
The Company evaluates long-lived assets, including equipment, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss exists when estimated undiscounted net cash flows expected to be generated by the use of the asset, including eventual disposition, are less than its carrying value. The excess of the asset’s carrying value as compared to its estimated fair value would result in the need to recognize an impairment loss. The Company did not identify any events or circumstances that require the recognition of an impairment loss for the year ended December 31, 2021.

Fair Value of Financial Instruments
The Company measures its financial assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., exit price) in an orderly transaction between market participants at the measurement date. Additionally, companies are required to provide disclosure and categorize assets and liabilities measured at fair value into one of three different levels depending on the assumptions (i.e., inputs) used in the valuation. Level 1 provides the most reliable measure of fair value while Level 3 generally requires significant management judgment. Financial assets and liabilities are classified in their entirety based on the lowest level of input significant to the fair value measurement. The fair value hierarchy is defined as follows:

Level 1—Valuations are based on unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2—Valuations are based on quoted prices for similar assets or liabilities in active markets or quoted prices in markets that are not active for which significant inputs are observable, either directly or indirectly.

Level 3—Valuations are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. Inputs reflect management’s best estimate of what market participants would use in valuing the asset or liability at the measurement date.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable, prepaid expenses and other assets, accounts payable, and accrued expenses approximate their fair values because of the short maturity of these instruments.

Revenue Recognition
The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) 606. Under ASC 606, an entity recognizes revenue when its customers obtain control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

ON THE BARRELHEAD, INC.
NOTES TO THE FINANCIAL STATEMENTS
(1) Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued)
Auto Insurance Leads Revenue
The Company recognizes revenue resulting from the sale of auto insurance leads to insurers and insurance aggregators as a single performance obligation, when control transfers, which occurs when the leads are sent and available for use by the customer.

Mortgage, Personal, and Business Loan Leads Revenue
The Company recognizes revenue resulting from the sale of mortgage, personal, and business loan leads to relevant lenders and aggregators as a single performance obligation, when control transfers, which occurs when the leads are sent and available for use by the customer.

Debt Relief Leads Revenue
The Company recognizes revenue resulting from the sale of debt relief leads to debt settlement companies as a single performance obligation, when control transfers, which occurs when the leads are sent and available for use by the customer.

Auto Loan Leads Revenue
The Company recognizes revenue resulting from the sale of auto loan leads to auto loan lenders and aggregators as a single performance obligation, when control transfers, which occurs when the leads are sent and available for use by the customer.

Data Management Revenue
The Company sells consumer credit data to a marketing agency who utilizes credit data for strategic advertising decisions and recognizes revenue when control transfers based upon the terms of the profit share agreement with the marketing agency.

Decline Revenue
The Company sells consumer credit information that has been declined from obtaining a personal loan to companies in the financial services industry offering alternative products. Revenue is recognized as a single performance obligation when control transfers, which occurs when the leads are sent and available for use by the customer.

Direct to Form Revenue
The Company acts as an agent to a customer, whereby the Company routes online consumer traffic to the customer’s online loan application. The Company does not control the services prior to delivery. The Company incurs third-party marketing costs on behalf the customer. Revenue is recognized net of these costs, equal to the amount retained for the Company’s fees per lead.

The nature of the Company’s contractual arrangements do have variable consideration, such as discounts, and are cancelable. The Company historically has had no other obligations affecting the recognized transaction price. Revenue is presented net of sales and other taxes collected on behalf of governmental authorities.

ON THE BARRELHEAD, INC.
NOTES TO THE FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies (continued)

Income Taxes
Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently payable and deferred taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.

A valuation allowance is provided when it is more likely than not that some portion of a deferred tax asset will not be realized. The Company determines valuation allowances based on all available evidence. Such evidence includes historical results, the reversal of deferred tax liabilities, expectations of future profitability and the feasibility of tax-planning strategies. Determining valuation allowances includes significant judgment by management, and different judgments could yield different results.

Accounting for uncertain tax positions requires a more likely than not threshold for recognition in the financial statements. The Company recognizes a tax benefit based on whether it is more likely than not that a tax position will be sustained. The Company records a liability to the extent that a tax position taken or expected to be taken on a tax return exceeds the amount recognized in the financial statements.

Lease Commitment
The Company recognizes rent expense for its office space on a straight-line basis over the term of the related lease.

Research and Development
Software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release or use. To date, the Company’s software has been available for general release or use concurrent with the establishment of technological feasibility, and accordingly, no development costs have been capitalized.

Cost of Revenue
Amounts recorded as cost of revenue relate to direct expenses incurred with the delivery of the Company’s service. Cost of revenue consists of expenses incurred for software to host the company’s platform, third-party customer service contractors, and third-party credit checks utilized to make lead data deliverable to customers.

Stock-Based Compensation
    The measurement and recognition of compensation cost for all stock-based payment awards made to employees and non-employees is based on the fair value of the award. Accordingly, the Company recognizes stock-based compensation costs for only those shares expected to vest on a straight-line basis over the requisite service period of the award for each separate vesting portion of the award. The Company recognizes stock option forfeitures as incurred. Stock-based compensation expense is recorded in the statement of income as a general and administrative expense.

ON THE BARRELHEAD, INC.
NOTES TO THE FINANCIAL STATEMENTS
(1) Summary of Significant Accounting Policies (continued)

Advertising
The Company incurs advertising costs through general marketing activities, as well as through marketing activities performed as an agent for a customer. For the year ended December 31, 2021, the Company incurred $25,505,421 in general marketing activities, which was charged directly to sales and marketing as incurred, and $14,326,816 in advertising costs acting as an agent, which is presented net against the Company’s Direct-To-Form revenue stream.

    Recently Issued Accounting Pronouncements
    In February 2016, the FASB issued ASU 2016-02, Leases (ASC 842). The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification for fiscal years beginning after December 15, 2021. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statement, with certain practical expedients available.

(2) Equipment, Net

    Equipment consists of the following:

December 31, 2021
Cost:
Office equipment	$25,769
Computer equipment	12,190
Automobile	12,000
Total cost	49,959
Less accumulated depreciation	(11,822)
Equipment, net	$38,137

    Total depreciation charged to operations was $7,750 for the year ended December 31, 2021.

(3) Paycheck Protection Program Loan

    In April 2020, the Company received a loan in the amount of $252,800 under the U.S. Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”). The Paycheck Protection Program is a loan program created by Section 1102 of the Coronavirus Aid, Relief, and Economic Security Act. The loan accrued interest at 1% per annum and had a maturity date of April 2022. The loan was fully forgiven in March 2021.

    In January 2021, the Company received a second PPP loan in the amount of $264,225. The loan was fully forgiven in November 2021.

(4) Common Stock

In July 2019, as a result of the Company’s conversion to a corporation, the Company granted 9,000,000 shares of restricted Common Stock. The stock shall incrementally vest in accordance with each shareholder’s vesting schedule. As of December 31, 2021, 8,940,938 shares of Common Stock were fully vested. Each Common stockholder is entitled to the number of votes equal to the number of shares of Common Stock held.

ON THE BARRELHEAD, INC.
NOTES TO THE FINANCIAL STATEMENTS
(5) Stock-Based Compensation

In 2019, the Board of Directors adopted an equity incentive plan (the “Plan”). The Plan is a shareholder approved plan under which stock incentives in the form of stock options, restricted stock awards, and other stock awards may be granted to employees, officers, advisors, and consultants of the Company.

The Company granted non-qualified and incentive stock options under the Plan. As of December 31, 2021, there were 595,632 shares available for future grant.

Non-qualified stock options granted vest 25% on the first anniversary of the vesting commencement date and incrementally vest monthly for a three-year period thereafter. Non-qualified stock options expire ten years from the date of grant and were awarded with an exercise price equal to the estimated fair market value of the Company’s Common Stock on the date of grant.

The Company utilized the Black-Scholes-Merton option pricing model to determine the fair value of the stock options on the date of grant. The fair value of stock options granted during the year ended December 31, 2021 was determined using the following assumptions:

Year Ended December 31, 2021

Expected volatility (1)	55.588% - 55.804%
Expected option life (years) (2)	5.4 - 6.0
Risk-free interest rate (3)	0.747% - 1.331%
Expected dividend yield (4)	0%

(1)The Company determined the volatility assumption by using the five-year historical volatilities of similar public and private companies in its peer group.
(2)The expected life was determined using the simplified method, using the weighted average time to vesting and contractual term.
(3)The risk-free interest rate assumption was based upon the U.S. Treasury note with a term approximating the expected life of the options.
(4)The expected dividend yield assumption was determined based on the Company’s historical and estimated dividend payouts.

ON THE BARRELHEAD, INC.
NOTES TO THE FINANCIAL STATEMENTS
(5) Stock-Based Compensation (continued)

The following table contains information about the Company’s Plan for the year ended December 31, 2021:

	Stock Option Plan	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term

Outstanding at January 1, 2021	317,368	$1.30	8.0 years
Granted	87,000	6.80	—
Exercised	—	—	—
Expired or cancelled	6,908	1.30	—
Outstanding at December 31, 2021	397,460	$2.50	7.3 years

Vested and expected to vest at December 31, 2021	397,460	$2.50	7.3 years
Vested and exercisable at December 31, 2021	281,001	$1.65	6.8 years

For the year ended December 31, 2021, the Company determined that the stock options granted have a weighted average fair value of $3.48 per share, resulting in total compensation cost of $303,187. The total grant date fair value of stock options vested during the year ended December 31, 2021, was $113,048. As of December 31, 2021, the Company had unrecognized compensation cost for non-vested stock options of $257,216 to be recognized over a weighted average period of approximately 1.9 years.

(6) Income Taxes

The Company applies the asset and liability method to account for income taxes, under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled.

The components of the provision for income taxes are as follows:

December 31, 2021
Current income tax expense	$349,767
Prior year tax adjustments	(61,613)
Change in deferred income taxes	987,905
Total income tax expense	$1,276,059

ON THE BARRELHEAD, INC.
NOTES TO THE FINANCIAL STATEMENTS
(6) Income Taxes (continued)

Significant components of deferred income taxes are as follows:

December 31, 2021
Accrual to cash	$(1,197,148)
Fixed Assets	(7,889)
Non-qualified stock options	44,941
Deferred income taxes	$(1,160,096)

In assessing the realizability of deferred income taxes, management considers whether it is more likely than not that some portion or all of the deferred income taxes will not be realized. The ultimate realization of deferred income taxes is dependent upon the Company’s future tax positions.

The Company’s federal and state income tax returns are subject to examination by the Internal Revenue Service and the Colorado Department of Revenue, generally for three years after they are filed.

(7) Operating Leases

In June 2021, the Company entered into a lease for office space that expires in May 2022.

Total rent expense for the year ended December 31, 2021 was $31,082. The future minimum rental payments required under the operating lease is $14,000.

(8) Retirement Plan

The Company sponsors a 401(k) plan. All employees of the Company that meet the entry requirements are eligible to participate in the plan. Each plan year, the Company’s Board of Directors will determine the amount, if any, that the Company will contribute to the plan as a Company matching contribution for that year. Matching contributions made by the Company were $200,032 for the year ended December 31, 2021.

(9) Commitments, Contingencies, Risks, and Uncertainties

Indemnification Agreements
Under the organizational documents, the Company’s directors, officers, and employees are indemnified against certain liability arising out of the performance of their duties to the Company. The Company’s maximum exposure under these agreements is unknown as this would involve future claims that may be made against the Company that have not yet occurred. However, based on experience, the Company expects the risk of loss to be remote.

Uncertainty
In March 2020, the World Health Organization declared a global pandemic as it relates to COVID-19. The spread of COVID-19 appears to be altering the behavior of businesses and people in a manner that is having negative effects on global and local economies. The Company is closely monitoring the impact of COVID-19 on operations. The financial statement does not include adjustments relating to this pandemic.

ON THE BARRELHEAD, INC.
NOTES TO THE FINANCIAL STATEMENTS
(10) Concentrations

Customer
As of December 31, 2021, the Company had two customers that accounted for 72% of total accounts receivable, and two customers that accounted for 83% of total revenue.

(11) Subsequent Events

Management has evaluated subsequent events through the date of the auditor’s report, which is the date the financial statement was available to be issued. There were no material subsequent events that required recognition or disclosure in the financial statements.